Exhibit 21.1       List of Subsidiaries
                   --------------------
                                                        State in
                                                         Which
                                                        Organized
                                                        ---------
Subsidiary of IPALCO Enterprises, Inc.

Indianapolis Power & Light Company (IPL)                 Indiana

   Subsidiary of IPL

     Property and Land Company, Inc.                     Indiana

Mid-America Capital Resources, Inc.                      Indiana
   (Mid-America)

   Subsidiaries of Mid-America

     Indianaplis Campus Energy, Inc. (ICE)               Indiana
     Store Heat and Produce Energy, Inc. (SHAPE)         Indiana
     American Energy Service Corp.                       Indiana
     Mid-America Energy Resources, Inc.
       (Energy Resources)                                Indiana

     Subsidiaries of Energy Resources

       Cleveland Thermal Energy Corporation              Ohio
       Cleveland District Cooling Corporation            Ohio


   Both IPL and Mid-America are wholly owned by IPALCO Enterprises, Inc. Each of the subsidiaries listed for IPL, Mid-America and Energy
Resources is wholly owned except for SHAPE, which is 80% owned by Mid-America. Both Cleveland Thermal Energy Corporation and Cleveland
District Cooling Corporation conduct business under the name Cleveland Energy Resources.